EXHIBIT 99.1

SPS Technologies, Inc. Settles Shareholder Litigation Related

to Pending Merger with Precision Castparts Corp.

JENKINTOWN, PA, November 26, 2003 — SPS TECHNOLOGIES, INC. (NYSE: ST) announced today that it had entered into a memorandum of understanding with counsel to the plaintiffs in a lawsuit related to its proposed merger with Precision Castparts Corp. (NYSE: PCP). The lawsuit was originally filed on October 3, 2003, as a class action complaint in the Court of Common Pleas of Montgomery County Pennsylvania, naming as defendants SPS, PCC and each member of the SPS Board of Directors. The lawsuit was subsequently re-filed as a shareholder derivative action on November 10, 2003.

Under the terms of the memorandum, the parties have agreed, subject to approval by the court, to enter into a settlement with respect to all claims raised by the plaintiffs in the lawsuit. If the court approves the settlement as contemplated in the memorandum, the lawsuit will be dismissed. The terms of the settlement require additional disclosure to be made concerning the proposed merger. This disclosure is contained in a current report on Form 8-K filed by SPS today with the Securities and Exchange Commission. This disclosure should be read in conjunction with the proxy statement/prospectus filed with the Securities and Exchange Commission and mailed to SPS shareholders, including the documents incorporated by reference into the proxy statement/prospectus. You may obtain copies of the proxy statement/prospectus and other documents filed with the Securities and Exchange Commission, free of charge, at the SEC’s website (www.sec.gov).

The parties also agreed that the plaintiffs will be paid attorneys’ fees and costs in the amount of $300,000 to be paid by SPS, subject to approval by the court. There will be no other settlement payment by SPS. There can be no assurance, however, that the court will approve the proposed settlement or that the final settlement will be under the same terms as those contemplated in the memorandum.

The proposed merger remains subject to the satisfaction of closing conditions, including SPS shareholder approval. As previously announced, a meeting of SPS shareholders to vote upon the merger agreement is scheduled for December 2, 2003. If shareholder approval is obtained, and all other conditions are met, the parties anticipate that the closing of the merger will occur at the close of business on December 9, 2003.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the settlement of the shareholder litigation related to the pending merger and the subsequent completion of the merger. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the ability to obtain court approval of the proposed settlement, the ability to obtain necessary shareholder approval of the merger, the ability to satisfy the other conditions to closing of the merger, and the other risks that are described from time to time in SPS’s filings with the Securities and Exchange Commission.